Exhibit 8.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
o: 650.493.9300
F: 650.493.6811

April 3, 2026

Armada Acquisition Corp. II

382 NE 191st St, Suite 52895

Miami, FL 33179-3899

Ladies and Gentlemen:

We have acted as counsel to Armada Acquisition Corp. II, a Cayman Islands exempted company (“SPAC”), in connection with the business combination (the “Business Combination”) to occur pursuant to that certain Business Combination Agreement (as amended or supplemented through the date hereof, the “Agreement”), dated as of October 19, 2025, by and among (a) SPAC, (b) Evernorth Holdings Inc., a Nevada corporation (“Pubco”), (c) Pathfinder Digital Assets LLC, a Delaware limited liability company, (d) Evernorth Corporate Merger Sub Inc., a Delaware corporation, (e) Evernorth Company Merger Sub LLC, a Delaware limited liability company, and (f) Ripple Labs Inc., a Delaware corporation. At your request, and in connection with the filing of the Registration Statement (File No. 333-294417) of Pubco on Form S-4 originally filed on March 18, 2026 with the Securities and Exchange Commission, as amended from time to time (the “Registration Statement”), we are rendering our opinion concerning certain U.S. federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, and the other documents described therein and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Business Combination will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the factual statements concerning the Business Combination and the parties thereto set forth in the Agreement and in the Registration Statement are true, complete and correct, (iii) the factual statements and representations made by SPAC in its officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time of the Business Combination, (iv) any such statements and representations made in the Officer’s Certificate “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Parent, Merger Subs, SPAC, Ripple and the Company will treat the Business Combination for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above-described assumptions is untrue for any reason or if the Business Combination is consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the SPAC Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Armada Acquisition Corp. II

April 3, 2026

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above, such as the Ripple Affiliate Pubco Funding, the Specified Funding, the Delayed Funding, the Advanced Funding, the SPAC Merger or the Company Merger. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform SPAC of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.